Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DOORDASH, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

DoorDash, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is DoorDash, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on May 21, 2013 under the name Palo Alto Delivery Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is DoorDash, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 919 North Market Street, Suite 950, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is InCorp Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 615,017,735. The total number of shares of common stock authorized to be issued is 375,000,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 240,017,735, par value $0.00001 per share (the “Preferred Stock”), 27,158,370 of which shares are designated as “Series A Preferred Stock”, 13,330,235 of which shares are designated as “Series A-1 Preferred Stock”, 7,924,905 of which shares are designated as “Series B Preferred Stock”,

26,839,165 of which shares are designated as “Series C Preferred Stock”, 98,007,960 of which shares are designated as “Series D Preferred Stock”, 18,055,210 of which shares are designated “Series E Preferred Stock”, 18,185,985 of which shares are designated “Series F Preferred Stock”, 21,165,320 of which shares are designated “Series G Preferred Stock” and 9,350,585 of which shares are designated “Series H Preferred Stock”.

Immediately upon the effectiveness of this Restated Certificate of Incorporation (the “Filing Date”), automatically and without further action on the part of the corporation or any stockholder, the following recapitalization (the “Forward Stock Split”) shall occur: (i) each one (1) share of Common Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Common Stock, (ii) each one (1) share of Series A Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series A Preferred Stock, (iii) each one (1) share of Series A-1 Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series A-1 Preferred Stock, (iv) each one (1) share of Series B Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series B Preferred Stock, (v) each one (1) share of Series C Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series C Preferred Stock, (vi) each one (1) share of Series D Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series D Preferred Stock, (vii) each one (1) share of Series E Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series E Preferred Stock, (viii) each one (1) share of Series F Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series F Preferred Stock, (ix) each one (1) share of Series G Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series G Preferred Stock, and (x) each one (1) share of Series H Preferred Stock issued and outstanding or held in treasury immediately prior to the Filing Date shall be split and converted into five (5) shares of Series H Preferred Stock. Any stock certificate that, immediately prior to the Filing Date, represents shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock shall, from and after the Filing Date, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, and Series H Preferred Stock, as the case may be, as equals the product obtained by multiplying the number of shares of such Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, or Series H Preferred Stock represented by such certificate immediately prior to the Filing Date by five (5). All share and per share amounts and rights, preferences and privileges of the Common Stock and the Preferred Stock contained in this Restated Certificate of Incorporation reflect the Forward Stock Split (that is, all numeric references and other provisions included in this Restated Certificate of Incorporation have already given effect to, and no further adjustment shall be made on account of, the Forward Stock Split).

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Preferred Stock shall be entitled to receive, on a pari passu basis, dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by this corporation’s board of directors (the “Board of Directors”). Such dividends shall not be cumulative. Any partial payment shall be made ratably among the holders of shares of Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as converted basis) (the “Required Majority”); provided that (i) for such waiver to be effective with respect to the Series E Preferred Stock, the Required Majority must include the Required Series E Majority, (ii) for such waiver to be effective with respect to the Series F Preferred Stock, the Required Majority must include the Required Series F Majority, (iii) for such waiver to be effective with respect to the Series G Preferred Stock, the Required Majority must include the Required Series G Majority and (iv) for such waiver to be effective with respect to the Series H Preferred Stock, the Required Majority must include the Required Series H Majority (each as defined below); provided further that any waiver that disproportionately affects the holders of a particular series of Preferred Stock shall not be effective as to such holders unless such waiver is approved by the affirmative vote or written consent of the holders of a majority of the outstanding shares of such series. For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.044 per annum for each share of Series A Preferred Stock, $0.044 per annum for each share of Series A-1 Preferred Stock, $0.3407 per annum for each share of Series B Preferred Stock, $0.28726 per annum for each share of Series C Preferred Stock, $0.33042 per annum for each share of Series D Preferred Stock, $0.83078 per annum for each share of Series E Preferred Stock, $1.3485 per annum for each share of Series F Preferred Stock, $2.27636 per annum for each share of Series G Preferred Stock and $2.75436 per annum for each share of Series H Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock; provided that each such number already reflects the Forward Stock Split).

(b) After payment of the full amount of any dividends pursuant to subsection (a) of this Section 1, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

2. Liquidation Preference.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the proceeds or assets of this corporation available for distribution to its stockholders (the “Proceeds”), prior and in preference to any distribution of any portion of the Proceeds of such Liquidation Event to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the sum of the Original Issue Price (as defined below) for such series of Preferred Stock, plus declared but unpaid dividends on such share, or (B) such amount per share as would have been payable had all shares of such series of Preferred Stock been converted into Common Stock immediately prior to such Liquidation Event. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.7255 per share for each share of the Series A Preferred Stock, $0.15 per share for each share of Series A-1 Preferred Stock, $5.6783 per share for each share of Series B Preferred Stock, $4.78778 per share for each share of Series C Preferred Stock, $5.50688 per share for each share of Series D Preferred Stock, $13.84642 per share for each share of Series E Preferred Stock, $22.4751 per share for each share of Series F Preferred Stock, $37.93942 per share for each share of Series G Preferred Stock and $45.9062 per share for each share of Series H Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock; provided that each such number already reflects the Forward Stock Split).

(b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(c) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer, exclusive license or other disposition, in a single transaction or a series of related transactions, of all or substantially all of the assets and/or intellectual property of this corporation and its subsidiaries, taken as a whole, (B) (1) the consummation of the merger or consolidation of this corporation with or into another entity or (2) the consummation of the merger or consolidation of a subsidiary of this corporation and pursuant to which merger or consolidation this corporation issues shares of its capital stock, in each case except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity, (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Required Majority; provided that (i) for such waiver to be effective with respect to the Series C Preferred Stock, the Required Majority must include the Required Series C Majority, (ii) for such waiver to be effective with respect to the Series D Preferred Stock, the Required Majority must include the Required Series D Majority, (iii) for such waiver to be effective with respect to the Series E Preferred Stock, the Required Majority must include the Required Series E Majority, (iv) for such waiver to be effective with respect to the Series F Preferred Stock, the Required Majority must include the Required Series F Majority, (v) for such waiver to be effective with respect to the Series G Preferred Stock, the Required Majority must include the Required Series G Majority and (vi) for such waiver to be effective with respect to the Series H Preferred Stock, the Required Majority must include the Required Series H Majority. The “Required Series C Majority” shall mean the holders of at least seventy percent (70%) of the outstanding shares of Series C Preferred Stock. The “Required Series D Majority” shall mean the holders of a majority of the outstanding shares of Series D Preferred Stock. The “Required Series E Majority” shall mean the holders of a majority of the outstanding shares of Series E Preferred Stock. The “Required Series F Majority” shall mean the holders of a majority of the outstanding shares of Series F Preferred Stock, which shall include a majority of the Series F Preferred Stock issued on the Closing (as defined in the Series F Preferred Stock Purchase Agreement between this corporation and the parties thereto, dated as of February 15, 2019). The “Required Series G Majority” shall mean the holders of a majority of the outstanding shares of Series G Preferred Stock, which shall include at least sixty seven percent (67%) of the Series G Preferred Stock issued on the Closing (as defined in the Series G Preferred Stock Purchase Agreement between this corporation and the parties thereto, dated as of May 21, 2019) (the “Initial Closing Series G Shares”) and at least sixty seven percent (67%) of the Series G Preferred Stock other than the Initial Closing Series G Shares. The “Required Series H Majority” shall mean the holders of a majority of the outstanding shares of Series H Preferred Stock.

(i) In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors, including a majority of the Preferred Directors (as defined below).

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Section 6 of this Article IV(B), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.

(ii) This corporation shall not have the power to effect a Liquidation Event unless the definitive agreements governing such Liquidation Event provide that the consideration payable to the stockholders of this corporation shall be allocated among the stockholders of this corporation in accordance with this Section 2. In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

(iii) This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the Required Majority.

(iv) In the event of a Liquidation Event, if any portion of the consideration payable to the stockholders of this corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the stockholders of this corporation in accordance with subsections (a) and (b) of this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event, and any Additional Consideration that is ultimately paid shall be allocated among the stockholders of this corporation in accordance with subsections (a) and (b) of this Section 2 after taking into account the prior payment of the Initial Consideration and the prior payment of any Additional Consideration. For the purposes of this subsection (c)(v), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification obligations in connection with a Liquidation Event shall be deemed to be Initial Consideration and all other consideration payable after the consummation of the Liquidation Event only upon satisfaction of contingencies, such as earn-out, milestone-based or other post-closing performance-based consideration, shall be deemed to be Additional Consideration.

(v) In the event of a Liquidation Event described in subsection (c)(i)(A) or (c)(i)(B)(2) of this Section 2, if this corporation does not effect a dissolution of this corporation under the General Corporation Law within ninety (90) days after such Liquidation Event, then (i) this corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to this subsection (c)(iv) to require the redemption of such shares of Preferred Stock, and (ii) if each of the Required Majority, the Required Series C Majority, the Required Series D Majority, the Required Series E Majority, the Required Series F Majority, the Required Series G Majority and the Required Series H Majority so request in a written instrument delivered to this corporation not later than one hundred twenty (120) days after such Liquidation Event, this corporation shall use the consideration received by this corporation in connection with such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of this corporation available for distribution to its stockholders, all to the extent permitted by the General Corporation Law (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the amounts to which such holders of Preferred Stock would be entitled pursuant to subsections (a) and (b) of Section 2 in a Liquidation Event in which the Available Proceeds were paid directly to stockholders of this corporation, and in the priority provided in subsections (a) and (b) of Section 2. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, this corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds and subject to the priority provided in subsections (a) and (b) of Section 2, and shall redeem the remaining shares as soon as it may lawfully do so under the General Corporation Law. Prior to the distribution or redemption provided for in this subsection (c)(vi), this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.

3. Redemption. Except as provided in Section 2, the Preferred Stock is not redeemable at the option of the holder thereof.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. For purposes of this Restated Certificate of Incorporation, “Conversion Price” shall mean $0.7255 per share for each share of Series A Preferred Stock, $0.15 per share for each share of Series A-1 Preferred Stock, $5.480250414 per share for each share of Series B Preferred Stock, $4.78778 per share for each share of Series C Preferred Stock, $5.50688 per share for each share of Series D Preferred Stock, $13.84642 per share for each share of Series E Preferred Stock, $22.4751 per share for each share of Series F Preferred Stock, $37.93942 per share for each share of Series G Preferred Stock and $45.9062 per share for each share of Series H Preferred Stock; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) (provided that each such number already reflects the Forward Stock Split).

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $22.4751 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split) and results in net proceeds to this corporation of at least $100,000,000 (or such other public offering as may be agreed upon by the vote or written consent or agreement of each of the Required Majority, the Required Series E Majority, the Required Series F Majority, the Required Series G Majority and the Required Series H Majority) or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of each of the Required Majority, the Required Series E Majority, the Required Series F Majority, the Required Series G Majority and the Required Series H Majority, and if such vote or written consent or agreement is effected in connection with a Liquidation Event prior to March 15, 2021 in which each holder of Series D Preferred Stock would receive less than two (2) times the applicable Original Issue Price for each share of Series D Preferred Stock pursuant to Section 2, the Required Series D Majority.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date set forth for conversion in the written notice of the election to convert irrespective of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If this corporation shall issue, on or after the date this Restated Certificate of Incorporation is accepted for filing with the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(A) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(D) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B) Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors;

(C) Common Stock issued pursuant to an underwritten public offering;

(D) Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date, in each case provided that such issuance is pursuant to the terms of such convertible or exercisable security as in effect on the Filing Date;

(E) Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F) Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d);

(G) Common Stock issued upon conversion of the (x) Preferred Stock issued on or prior to the Filing Date and (y) the Series H Preferred Stock issued pursuant to the Series H Preferred Stock Purchase Agreement between this corporation and the parties thereto, dated on or about the Filing Date;

(H) Common Stock issued pursuant to any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors and is primarily for non-equity financing purposes; or

(I) Common Stock issued or issuable to persons or entities with which this corporation has business relationships, provided such issuances are approved by the Board of Directors and are primarily for non-equity financing purposes.

(iii) In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) In the event this corporation shall issue (or be deemed to have issued) on more than one date shares of Additional Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Preferred Stock pursuant to the terms of this subsection (d), then, upon the final such issuance, the Conversion Price of such series shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(vi) In the event that the number of shares of Additional Stock or the aggregate consideration received by this corporation in connection with the issuance of any Additional Stock cannot be ascertained at the time of issuance, such Additional Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the aggregate consideration, as applicable, ascertainable.

(e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractional shares is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall send to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock (voting as a separate series); provided that (A) the waiver of any downward adjustment of the Conversion Price for Series F Preferred Stock shall require the consent or vote of the Required Series F Majority and (B) the waiver of any downward adjustment of the Conversion Price for Series G Preferred Stock shall require the consent or vote of the Required Series G Majority. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights.

(a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law or in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. So long as at least 10,000,000 shares of Series A Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), the holders of such shares of Series A Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series A Director”). So long as at least 1,750,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Director”). So long as at least 23,500,000 shares of Series D Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), the holders of such shares of Series D Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series D Director” and together with the Series A Director and the Series B Director, the “Preferred Directors”). The holders of outstanding Common Stock (not including any shares of Common Stock received upon conversion or exchange of shares of Preferred Stock) shall be entitled to elect four (4) directors of this corporation at any election of directors. The holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock and the holders of Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Directors’ action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of this corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Preferred Stock Protective Provisions.

(a) So long as at least 17,500,000 shares of Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the Required Majority, and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(i) consummate a Liquidation Event or any other merger or consolidation that results in a payment of proceeds to the holders of Series D Preferred Stock pursuant to Section 2 of Article IV(B) that is less than $11.0138 per share of Series D Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split);

(ii) amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely impacts the powers, preferences or rights of the shares of Preferred Stock;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;

(iv) authorize or issue (including by reclassifying, altering or amending any existing security) any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series H Preferred Stock (including any security convertible into or exercisable for such shares of Preferred Stock);

(v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, at no greater than the original purchase price thereof, or pursuant to a right of first refusal;

(vi) change the authorized number of directors of this corporation;

(vii) pay or declare any dividend on any shares of capital stock of this corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;

(viii) consummate any single or series of related dispositions of this corporation’s assets in excess of $200,000,000 in value, other than any transfers of this corporation’s shareholding in any wholly-owned subsidiary of this corporation to another wholly-owned subsidiary of this corporation;

(ix) consummate any single or series of related acquisitions of another business (by way of stock purchase, asset purchase or any other mode of acquiring a business) by this corporation in excess of $200,000,000;

(x) make any loan or advance to any employee, except travel or expense advances and similar expenditures in the ordinary course of business or the issuance of a promissory note to this corporation by any employee in connection with the exercise of a stock option or restricted stock purchase award under the terms of an equity incentive plan approved by the Board of Directors;

(xi) (A) sell, issue or distribute any corporation-created digital tokens, coins, cryptocurrency or other blockchain-based assets (collectively, “Tokens”) for fundraising purposes, including through an initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens or (B) develop a computer network or other resources to either generate Tokens or permit the generation, sale or distribution of Tokens for fundraising purposes;

(xii) enter into any transaction between or among this corporation, on the one hand, and any director or officer of this corporation or member of the family of any such persons, on the other hand, except for transactions with directors or officers related to such persons’ employment in the ordinary course of business;

(xiii) increase the number of shares authorized for issuance under any existing equity incentive plan or adopt any equity incentive plan, unless approved by the Board of Directors, including at least one Preferred Director;

(xiv) cause or permit any subsidiaries of this corporation to do any of the foregoing with respect to such subsidiaries; or

(xv) amend, alter, repeal or waive this Section 6(a) of Article IV(B) of this Restated Certificate of Incorporation.

(b) So long as at least 5,000,000 shares of Series E Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent of the Required Series E Majority (voting as a separate series), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(i) increase the total number of authorized shares of Series E Preferred Stock;

(ii) amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely impacts the powers, preferences or rights of the Series E Preferred Stock; provided that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any equity security having rights, preferences or privileges senior to those of the Series E Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series E Preferred Stock and no such creation, authorization and/or issuance shall require the separate consent of any holder of Series E Preferred Stock, except to the extent required by applicable law; or

(iii) amend, alter, repeal or waive this Section 6(b) of Article IV(B) of this Restated Certificate of Incorporation

(c) So long as at least 3,075,000 shares of Series F Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent of the Required Series F Majority (voting as a separate series), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(i) increase the total number of authorized shares of Series F Preferred Stock;

(ii) amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely impacts the powers, preferences or rights of the Series F Preferred Stock; provided that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any equity security having rights, preferences or privileges senior to those of the Series F Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series F Preferred Stock and no such creation, authorization and/or issuance shall require the separate consent of any holder of Series F Preferred Stock, except to the extent required by applicable law; or

(iii) amend, alter, repeal or waive this Section 6(c) of Article IV(B) of this Restated Certificate of Incorporation.

(d) So long as at least 2,625,000 shares of Series G Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent of the Required Series G Majority (voting as a separate series), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(i) increase the total number of authorized shares of Series G Preferred Stock;

(ii) amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely impacts the powers, preferences or rights of the Series G Preferred Stock; provided that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any equity security having rights, preferences or privileges senior to those of the Series G Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series G Preferred Stock and no such creation, authorization and/or issuance shall require the separate consent of any holder of Series G Preferred Stock, except to the extent required by applicable law; or

(iii) amend, alter, repeal or waive this Section 6(d) of Article IV(B) of this Restated Certificate of Incorporation.

(e) So long as at least 2,175,000 shares of Series H Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like; provided that such number already reflects the Forward Stock Split), this corporation shall not (by amendment, merger, consolidation or otherwise) without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent of the Required Series H Majority (voting as a separate series), and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect:

(i) increase the total number of authorized shares of Series H Preferred Stock;

(ii) amend, alter, repeal or waive any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely impacts the powers, preferences or rights of the Series H Preferred Stock; provided that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any equity security having rights, preferences or privileges senior to those of the Series H Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series H Preferred Stock and no such creation, authorization and/or issuance shall require the separate consent of any holder of Series H Preferred Stock, except to the extent required by applicable law; or

(iii) amend, alter, repeal or waive this Section 6(e) of Article IV(B) of this Restated Certificate of Incorporation.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8. Notices. Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.

9. Ancillary Documents. A copy of any document or the relevant portions thereof referenced in this Restated Certificate of Incorporation will be provided to any stockholder entitled thereto upon request.

C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3. Redemption. The Common Stock is not redeemable at the option of the holder thereof.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Restated Certificate of Incorporation.

5. Common Stock Protective Provisions. This corporation shall not (by amendment, merger, consolidation or otherwise) consummate a Liquidation Event or any other merger or consolidation without (in addition to any other vote required by law or this Restated Certificate of Incorporation) first obtaining the approval by vote or written consent, as provided by law, of the holders of a majority of the then outstanding shares of Common Stock, and any such act or transaction entered into without such approval shall be null and void ab initio and of no force or effect.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

Except as otherwise provided in this Restated Certificate of Incorporation, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII

This corporation hereby renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and exclusively in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII

In connection with repurchases by this corporation of its Common Stock and Preferred Stock, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

ARTICLE XIV

A. Forum Selection. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of this corporation to this corporation or this corporation’s stockholders, (iii) any action arising pursuant to any provision of the General Corporation Law or this Restated Certificate of Incorporation or the Bylaws of this corporation (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. Unless this corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

B. Personal Jurisdiction. If any action the subject matter of which is within the scope of Article XIV(A) is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article XIV(A) (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. Savings. If any provision or provisions of this Article XIV shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIV (including, without limitation, each portion of any sentence of this Article XIV containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 9th day of November, 2020.

/s/ Tony Xu
Tony Xu, President

SIGNATURE PAGE TO RESTATED CERTIFICATE OF

INCORPORATION OF DOORDASH, INC.